Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 16 , 2019, relating to the financial statements of Chiller Holdco, LLC (the “Company”) as of December 31, 2018 (Successor) and 2017 (Predecessor), and for the periods from January 17, 2018 through December 31, 2018 (Successor) and January 1, 2018 through January 16, 2018 (Predecessor) and the year ended December 31, 2017 (Predecessor), appearing in Americold Realty Trust’s and Americold Realty Operating Partnership, L.P.’s Current Report on Form 8-K filed on May 3, 2019 (as amended by the current report on Form 8-K/A filed on July 16, 2019). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Des Moines, Iowa

April 16, 2020